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                                                                      EXHIBIT 99


Company contact:                                  Investor information requests:
Mark J. Kohlrus                                                    Anna LeCluyse
Chief Financial Officer                                             913.514.3500
913.514.3534                                                    Fax 913.514.3515

                           NOVASTAR FINANCIAL, INC.
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            ANNOUNCES PREVIOUSLY APPROVED AMENDMENTS TO ITS CHARTER
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     (WESTWOOD, Kan. -- July 2, 1998)--NovaStar Financial, Inc. (NYSE: NFI) said today that two amendments to the corporation's Charter, previously approved by the shareholders at NovaStar's Annual Meeting of Shareholders, have become effective.

     First, certain technical amendments have been effected as requested by the New York Stock Exchange in connection with the corporation's listing of its outstanding securities on the NYSE. Second, the definition of the term "Beneficial Ownership" in the provisions of the Charter limiting the ownership of any investor in the capital stock of the corporation has been amended to comply with the definition of such ownership as stated in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

     The principal ownership limitation of the Charter is the requirement that no person, corporation, partnership, estate or trust shall own in excess of 9.8 percent of any class of capital stock of the corporation. The Charter amendment may limit opportunities for stockholders to receive a premium for their securities that might otherwise exist if any person were to attempt to assemble a block of shares in excess of the number of shares permitted under the Charter. The amendment will not affect in any way the validity or transferability of stock certificates currently outstanding, nor will the change affect in any way the capital structure of the Company.

     Under the Charter, the Board of Directors may grant a full or partial waiver of the ownership limitation to investors seeking a waiver prior to exceeding the limitation. The forfeiture and other enforcement provisions of the Charter operate automatically to any acquisition of shares in excess of the limitation without prior Board waiver. Thus, investors are cautioned to ensure that their beneficial ownership of such shares (as now defined in the Charter) does not exceed the 9.8 percent limitation unless they have obtained a Board waiver. Waivers previously granted by the Board will not be impacted by the amendment and will remain in full force and effect.

     As of July 2, 1998, there were 8,124,042 outstanding shares of Common Stock listed on the NYSE under the symbol NFI, and, on July 1, 1998, the Common Stock closed at a price of $16.13 per share.


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